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                                                                   Exhibit 99.2

STATEMENT: PARKER HANNIFIN SAYS REPORTS OF JOB CUTS ARE NOT ACCURATE

CLEVELAND, Jan. 18/PRNewswire/--Parker Hannifin Corporation (NYSE: PH-news) this morning issued a statement to reiterate that it does not expect its proposed merger with Youngstown-based Commercial Intertech to result in consolidation job cuts.

- (http://www.newscom.com/cgi-bin/prnh/19990816/PHLOGO)
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News reports issued today have implied otherwise, but the company stresses that the only duplication of personnel in its proposed merger is in about 30 staff positions at Commercial Intertech. For those corporate staff positions, Parker officials say they are committed to identify career opportunities in its greater organization, which currently is 40,000 employees strong.

Positions which support Commercial Intertech's operating businesses, including both salaried and hourly employees, will be retained. Therefore, aside from the duplicative corporate staff functions, employment at Commercial Intertech's Youngstown headquarters and its factories is not in jeopardy.

Parker also stressed its aim to have Commercial Intertech's businesses continue to operate as self-contained units, with profit management (P&L) responsibility, just as Parker's 100 divisions do elsewhere around the world.

"We have plenty of positions available to match with good people," said Parker Vice President Lorrie Paul Crum. "Parker is genuine in its commitment to make this merger a successful one for everyone involved. And our past record of building on the businesses we buy shows that we really mean it."

In advertisements Parker will run local publications this week, the company also is documenting its firm intention, as written into the merger agreement, to continue the charitable giving and support Commercial Intertech has provided to communities.

With annual sales approaching $5 billion for fiscal year ended June 30, Parker Hannifin Corporation is the world's leading diversified manufacturer of motion and control technologies, providing systematic, precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs nearly 40,000 people in 39 countries around the world. Background information on the merger is available at a special web site created by the companies, accessible from Parker's home page, at http://www.parker.com.